UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2007

SEI Investments Company

(Exact name of registrant as specified in its charter)

Pennsylvania	0-10200	23-1707341
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Freedom Valley Drive

Oaks, Pennsylvania 19456

(Address of principal executive offices) (Zip code)

(610) 676-1000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 3, 2007, the Company’s Board of Directors approved the 2007 Equity Compensation Plan (the “New Plan”), subject to the approval of the New Plan by the shareholders of the Company. If approved by the shareholders, the New Plan would become effective June 1, 2007. The New Plan provides for the grant of incentive stock options, non-qualified stock options and stock appreciation rights with respect to up to 10 million shares of common stock of the Company, subject to adjustment for stock splits, reclassifications, mergers and other events. Permitted grantees under the New Plan include employees, non-employee directors and consultants who perform services for the Company and its subsidiaries. The New Plan will be administered by the Compensation Committee of the Board of Directors of the Company, which consists solely of directors meeting the independence requirements of Rule 4200 of The NASDAQ Stock Market, Inc. Upon effectiveness of the New Plan, no further grants would be granted under the Company’s 1998 Equity Compensation Plan.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

If the New Plan described in Item 1.01 of this Form 8-K receives the requisite shareholder approval and becomes effective on June 1, 2007, grants of options and stock appreciation rights under the New Plan may be made thereafter to executive officers of the Company as determined by the Compensation Committee of the Company’s Board of Directors.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.10	2007 Equity Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEI INVESTMENTS COMPANY

Date: April 11, 2007	By:	/s/ Dennis J. McGonigle
Dennis J. McGonigle Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.10	2007 Equity Compensation Plan.